UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 1)

NOVELOS THERAPEUTICS, INC.

 (Name of Issuer)

COMMON STOCK, $0.00001 PAR VALUE PER SHARE

 (Title of Class of Securities)

67000M100

 (CUSIP Number)

April 11, 2011

 (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☒ Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s)

Page 1 of 4 Pages

CUSIP No. 67000M100	13G	Page 2 of 4 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Longview Fund L.P.
2.	CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP:
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

California

5.	SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON – 34,414,145 Shares

6.	SHARED VOTING POWER - None

7.	SOLE DISPOSITIVE POWER – 34,414,145 Shares

8.	SHARED DISPOSITIVE POWER - None

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

34,414,145 Shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
O
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.60%
12.	TYPE OF REPORTING PERSON

OO

CUSIP No. 67000M100	13G	Page 3 of 4 Pages

ITEM 1 (a) NAME OF ISSUER: Novelos Therapeutics, Inc.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            One Gateway Center, Suite 504, Newton, Massachusetts 02458

ITEM 2 (a) NAME OF PERSON FILING: Longview Fund L.P.

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              66 Bovet Road, Suite 320, San Mateo, CA 94402

ITEM 2 (c) CITIZENSHIP: California

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $0.00001 par value

ITEM 2 (e) CUSIP NUMBER:  67000M100

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
       13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED:  34,414,145 Shares

         (b) PERCENT OF CLASS: 7.60%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

34,414,145 Shares

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                                    0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

34,414,145 Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                    0 Shares

CUSIP No. 67000M100	13G	Page 4 of 4 Pages

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
       SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                                 Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                                 Not applicable

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 12, 2011
(Date)

/s/ S. Michael Rudolph
(Signature)

S. Michael Rudolph, CFO of Viking Asset Management LLC, as Investment Manager
(Name/Title)